Exhibit 99.1

Contacts:	Joseph C. Tusa, Jr.	David L. Kerr
	Senior Vice President and	Senior Vice President – Corporate Development
	Chief Financial Officer	713.386.1420
	713.386.1428	dkerr@comsys.com
jtusa@comsys.com

COMSYS IT PARTNERS, INC. REPORTS FIRST QUARTER RESULTS

HOUSTON, TX (MAY 11, 2006) – COMSYS IT Partners, Inc. (NASDAQ:CITP), a leading information technology staffing services company, today announced its results for its first quarter ended April 2, 2006.

First Quarter 2006 Financial Results

Revenue for the first quarter of 2006 was $178.6 million, up 8.3% from $165.0 million for the first quarter of 2005 and above the Company’s guidance range of $170 million to $175 million for the quarter. First quarter revenue included $5.6 million of revenue from Pure Solutions, the company acquired by COMSYS on October 31, 2005. Revenue in the first quarter of 2006, excluding revenue acquired in the fourth quarter of 2005, was $173 million, up 5% over the first quarter of 2005. The Company reported net income of $1.7 million in the first quarter, or $0.09 per diluted share. The Company’s guidance range for net income for the first quarter was $0.5 million to $1.2 million, or $0.03 to $0.07 per diluted share. Net income for the first quarter included $1.9 million, or $0.10 per diluted share, of severance-related charges connected to the departure of two former officers during the quarter. The Company’s net income guidance range for the first quarter considered these severance-related charges.

Net loss for the first quarter of 2005 was $0.2 million, or ($0.01) per diluted share. Included in this net loss amount were $3.4 million, or $0.22 per diluted share, of merger-related restructuring and rationalization charges.

“We are making excellent progress against our most important priorities for 2006,” said Larry L. Enterline, Chief Executive Officer. “As outlined in our last earnings release, we are focused on organic growth, sales and recruiting productivity and improving working capital management. Additionally, we are evaluating selected acquisitions. Activity levels in our IT staffing offices remain strong, and we continue to experience improvement in the pipeline for several of our key solutions practice areas. Our plans for the Toronto office expansion, and for new offices in San Antonio and San Diego, are on schedule and we are looking forward to what these new branches can contribute as the business environment for our services continues to improve. While we are in the early stages of all of these efforts, we like what we see so far and believe that we are positioned very well for the second and third quarters, which historically are our strongest.”

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CITP Reports First Quarter Results

May 11, 2006

“We were very pleased with the financial results in the first quarter,” said Joseph C. Tusa, Jr., Senior Vice President and Chief Financial Officer. “We entered 2006 with approximately 5,000 consultants on assignment and, after the seasonal reduction in consultant headcount that we experience every year in January, we strengthened in February and March and completed the first quarter at our year-end level. Our consultant headcount increased again in April, and we expect that trend to continue through the second quarter of 2006. Bill rates improved during the first quarter of 2006 as well and gross margins were strong at 23.6% despite the seasonal impact of payroll-related taxes that we experience in the first quarter of each year. Gross margins in the first quarter of 2005 were 22.8%.”

Tusa continued, “The Company adopted the provisions of SFAS No. 123 (revised 2004), Share-Based Payment, in the first quarter of 2006 and recorded $0.7 million of stock-based compensation expenses. Our basic and diluted shares increased significantly in the first quarter of 2006 due to the completion of our public offering of 3 million shares of common stock on December 28, 2005.”

Second Quarter 2006 Financial Guidance

For the second quarter of 2006, the Company expects to report revenue in a range of $181 million to $185 million. Additionally, the Company expects to report net income in the range of $3.6 million to $4.4 million, or approximately $0.19 to $0.23 per diluted share. These estimated net income amounts are based on an effective tax rate of 15% and exclude the recognition of a federal income tax refund of approximately $6.3 million that was received in May 2006.

Conference Call Information

COMSYS will host a conference call today at 9:00 a.m. Eastern time to discuss the quarterly financial results. The conference call-in number is (913) 981-5533 and the confirmation number is 3858846. The call will also be web cast live at www.comsys.com and www.earnings.com and replayed for 30 days at www.comsys.com. A seven-day telephonic replay of this conference call will be available by dialing 719-457-0820. Callers should use the pass code 3858846 to gain access to the replay, which will be available through the end of the day on May 18, 2006.

About COMSYS IT Partners

COMSYS IT Partners, Inc. (NASDAQ: CITP) is a leading information technology services company with 42 offices across the U.S. and offices in Canada and the U.K. Leveraging more than 30 years of experience, COMSYS has enhanced its core competency of IT staffing services by creating client-centric, cost-effective information system solutions. COMSYS’ service offerings include contingent staff augmentation of IT professionals, permanent recruiting and placement, vendor management and project solutions, including network design and management, offshore development, customized software development and maintenance, software globalization/localization translation services and implementation and upgrade services for SAS, business intelligence and various ERP packages. COMSYS primarily serves clients in the financial services/insurance, telecommunications, energy, pharmaceutical and healthcare industries and government agencies.

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CITP Reports First Quarter Results

May 11, 2006

Forward-looking Statements

Certain information contained in this press release may be deemed forward-looking statements regarding events and financial trends that could affect the Company’s plans, objectives, future operating results, financial condition, performance and business. These statements may be identified by words such as “estimate,” “forecast,” “plan,” “intend,” “believe,” “should,” “expect,” “anticipate,” or variations or negatives thereof, or by similar or comparable words or phrases. Forward-looking statements are based on the Company’s expectations and beliefs concerning future events affecting the Company, which reflect estimates and assumptions made by management. These estimates and assumptions reflect the Company’s best judgment based on currently known market conditions and other factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond its control, including:

•	the Company’s success in attracting, training, retaining and motivating billable consultants and key officers and employees;

•	the Company’s ability to shift a larger percentage of its business mix into IT solutions and project management and, if successful, its ability to manage those types of business profitably;

•	changes in levels of unemployment and other economic conditions in the United States, or in particular regions or industries;

•	weakness or reductions in corporate information technology spending levels;

•	the Company’s ability to maintain existing client relationships and attract new clients in the context of changing economic or competitive conditions;

•	the impact of competitive pressures on our ability to maintain or improve our operating margins, including any change in the demand for the Company’s services;

•	the entry of new competitors into the U.S. staffing services market due to the limited barriers to entry or the expansion of existing competitors in that market;

•	increases in employment-related costs such as healthcare and unemployment taxes;

•	the possibility of the Company’s incurring liability for the activities of its billable consultants or for events impacting its billable consultants on clients’ premises;

•	the risk in an uncertain economic environment of increased incidences of employment disputes, employment litigation and workers’ compensation claims;

•	integration and restructuring associated with the COMSYS and Venturi merger or other business activities and the challenges of achieving anticipated synergies;

•	the risk that further cost cutting or restructuring activities undertaken by the Company could cause an adverse impact on certain of the Company’s operations;

•	economic declines that affect the Company’s business, including its profitability, liquidity or ability to comply with its loan covenants;

•	adverse changes in credit and capital markets conditions that may affect the Company’s ability to obtain financing or refinancing on favorable terms;

•	adverse changes to management’s periodic estimates of future cash flows that may affect the Company’s assessment of its ability to fully recover its goodwill;

•	whether governments will amend existing regulations or impose additional regulations or licensing requirements in such a manner as to increase the Company’s costs of doing business; and

•	other matters discussed in this press release and the Company’s most recent definitive proxy statement, Forms 10-K, 10-Q and 8-K, as well as matters discussed in the Company’s future SEC filings.

Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. They can be affected by inaccurate assumptions the Company might make or by known or unknown risks and uncertainties. The forward-looking statements included in this release are not guarantees of future performance, and we cannot assure the reader that those statements will be realized or that the forward-looking events or circumstances will occur. Actual future results may vary materially. Because of these factors, the Company cautions that investors should not place undue reliance on any of its forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and, except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances, and is not responsible for any changes made to this release by wire or Internet services.

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CITP Reports First Quarter Results

May 11, 2006

COMSYS IT PARTNERS, INC.

UNAUDITED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED APRIL 2, 2006, JANUARY 1, 2006 AND APRIL 3, 2005

(IN THOUSANDS EXCEPT FOR PER SHARE AND OPERATING DATA)

	Quarter Ended
	April 2, 2006	January 1, 2006	April 3, 2005
Revenues from services	$178,592	$171,320	$164,953
Cost of services	136,520	129,934	127,366

Gross profit	42,072	41,386	37,587

Operating costs and expenses
Selling, general and administrative expenses	33,509	32,110	27,518
Restructuring and integration costs	—	—	3,428
Stock based compensation	729	437	437
Depreciation and amortization	2,172	2,211	2,471

	36,410	34,758	33,854

Income from operations	5,662	6,628	3,733
Interest expense, net	3,957	4,486	4,026
Loss on early extinguishment of debt	—	2,227	—
Other income, net	(124)	(47)	(87)

Income (loss) before income taxes	1,829	(38)	(206)
Income tax expense	150	783	—

Net income (loss)	$1,679	$(821)	$(206)

Net income (loss) per share:
Basic	$0.09	$(0.05)	$(0.01)

Diluted	$0.09	$(0.05)	$(0.01)

Weighted average shares outstanding:
Basic	18,550	15,713	15,332
Diluted	18,804	15,713	15,332

Net income (loss)	$1,679	$(821)	$(206)
Adjustments:
Restructuring and integration costs	—	—	3,428
Severance expenses (1)	1,898	—	—
Offering fees and expenses (2)	—	1,012	—
Stock based compensation	729	437	437
Depreciation and amortization	2,172	2,211	2,471
Interest expense, net	3,957	4,486	4,026
Loss on early extinguishment of debt	—	2,227	—
Other income, net	(124)	(47)	(87)
Income tax expense	150	783	—

Adjusted earnings before interest, taxes, depreciation and amortization, restructuring and integration charges, stock based compensation expense, severance expenses, offering fees and expenses and loss on extinguishment of debt (Adjusted EBITDA)	$10,461	$10,288	$10,069

(1)	Included in selling, general and administrative expenses.
(2)	Represents expenses associated with withdrawn capital offerings.

Operating Data:
Ending consultant headcount	5,014	5,002	4,794
Billing days	64	61	65
Revenue per billing day	$2,790,500	$2,808,525	$2,537,738
Gross profit percentage	23.6%	24.2%	22.8%
Average bill rate	$68.19	$66.46	$65.81

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CITP Reports First Quarter Results

May 11, 2006

COMSYS IT PARTNERS, INC.

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	April 2, 2006	January 1, 2006
	(Unaudited)
Assets
Current assets:
Cash	$1,329	$3,099
Accounts receivable, net of allowance of $5,053 and $4,427, respectively	188,007	170,686
Prepaid expenses and other	3,601	3,364

Total current assets	192,937	177,149

Fixed assets, net	14,434	14,976
Goodwill	153,905	154,322
Other intangible assets, net	10,714	11,262
Deferred financing costs, net	4,379	4,655
Restricted cash	2,785	2,939
Other	2,124	1,618

Total assets	$381,278	$366,921

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$114,571	$108,432
Payroll and related taxes	23,266	22,600
Current maturities of long-term debt	5,000	5,000
Interest payable	969	933
Other	15,045	15,667

Total current liabilities	158,851	152,632

Senior credit facility	43,107	37,273
Second lien term loan	100,000	100,000
Other noncurrent liabilities	5,812	5,920

Total liabilities	307,770	295,825

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $.01; 95,000,000 shares authorized; 18,755,437 and 18,737,937 shares outstanding at April 2, 2006 and January 1, 2006, respectively	188	187
Common stock warrants	2,815	2,815
Deferred stock compensation	—	(1,749)
Accumulated other comprehensive loss	(59)	(65)
Additional paid-in capital	200,970	201,993
Accumulated deficit	(130,406)	(132,085)

Total stockholders’ equity	73,508	71,096

Total liabilities and stockholders’ equity	$381,278	$366,921

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CITP Reports First Quarter Results

May 11, 2006

COMSYS IT PARTNERS, INC.

UNAUDITED SUPPLEMENTAL CASH FLOW INFORMATION

FOR THE THREE MONTHS ENDED APRIL 2, 2006 AND APRIL 3, 2005

(IN THOUSANDS)

	Quarter Ended
	April 2, 2006	April 3, 2005
Net Cash Used in Operating Activities	$(6,661)	$(6,237)
Capital Expenditures	$1,088	$1,984
Depreciation and Amortization	$2,172	$2,471
DSO	48	49

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